Exhibit 99.1

Consent of Person Named to Become a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named as a person who will become a member of the Board of Directors of New Laser Corporation (the “Company”) in the Company’s Registration Statement on Form S-4 (File No. 333-201839) to which this consent is being filed as an exhibit.  I also consent to the filing of this consent as an Exhibit to such Registration Statement and any amendments thereto.

Dated: May 4, 2015

/s/ Gary P. Fayard
Name: Gary P. Fayard